Exhibit 10.1

THE NEW HOME COMPANY INC. 2016 INCENTIVE AWARD PLAN

PERFORMANCE AWARD AGREEMENT

The New Home Company Inc. (the “Company”) has granted to the participant listed below (“Participant”) a Performance Award (the “Performance Award”) described in this Performance Award Agreement Grant Notice (the “Grant Notice”), subject to the terms and conditions of the 2016 Incentive Award Plan (as amended from time to time, the “Plan”) and the Performance Award Agreement attached as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference. Capitalized terms not specifically defined in this Grant Notice or the Agreement have the meanings given to them in the Plan.

Participant:	[INSERT HERE]
Grant Date:	[INSERT HERE]
Target Performance Award:	$[INSERT HERE]
Target ROIC Performance Portion:	$[INSERT 50% OF TARGET PERFORMANCE AWARD CASH AMOUNT]
Target ROE Performance Portion:	$[INSERT 50% OF TARGET PERFORMANCE AWARD CASH AMOUNT]
Maximum Performance Award:	$[INSERT 150% OF TARGET PERFORMANCE AWARD CASH AMOUNT]
Performance Period:	[January 1, 2021 – December 31, 2022]
Start Date:	[January 1, 2021]
End Date:	[December 31, 2022]
Determination Date:	[March 1, 2023]
Prorated Performance Fraction:[1]

A fraction, the numerator of which is the number of days elapsed from the first day of the Performance Period through and including the date of the Participant’s Qualifying Termination, and the denominator of which is [730].

Prorated Time-Vesting Fraction:[2]	A fraction, the numerator of which is the number of days elapsed from the End Date through and including the date of the Participant’s Qualifying Termination, and the denominator of which is [365].
Performance Goals:

Except as otherwise set forth in the Agreement, the Participant is eligible to Vest in the Performance Award in an amount based upon the Company’s attainment, during the Performance Period, of the Performance Goals set forth below, and satisfaction of continued status as a Service Provider requirements, as set forth in Sections 3.1-3.3 of the Agreement.

Performance Vesting:

The amount of the Performance Award that Performance-Vests shall be determined by multiplying (i) the “Percentage of Target ROIC Performance Portion that Performance-Vests” and “Percentage of Target ROE Performance Portion that Performance-Vests” corresponding to the Company’s achievement of each of the Performance Goals during the Performance Period as set forth in the applicable table below by (ii) the Target ROIC Performance Portion and the Target ROE Performance Portion, respectively (such vested portion of the Performance Award, the “Earned Performance Award”). In the event that the Company’s achievement of a Performance Goal falls between two Performance Goals on the applicable table below, then the percentage of the applicable portion of the Performance Award that shall Performance-Vest for the Performance Period shall be determined by means of linear interpolation. Any portion of the Performance Award that does not Performance-Vest shall be forfeited immediately.

1 NTD: Denominator will equal the number of days in the Performance Period.

2 NTD: Denominator will equal the number of days from the End Date to the first anniversary of the End Date.

Time Vesting:

One-half of the Earned Performance Award shall vest on each of the End Date and the first anniversary of the End Date, subject to the Participant’s continued status as a Service Provider through the applicable date, and further subject to Sections 3.1-3.3 of the Agreement.

Average ROE for Performance Period[3]	Percentage of Target ROE Performance Portion that Performance-Vests
[Placeholder for Actual ROE Goal]	150%
[Placeholder for Actual ROE Goal]	100%
[Placeholder for Actual ROE Goal]	50%
[Placeholder for Actual ROE Goal]	0%

Average ROIC for Performance Period[3]	Percentage of Target ROIC Performance Portion that Performance-Vests
[Placeholder for Actual ROIC Goal]	150%
[Placeholder for Actual ROIC Goal]	100%
[Placeholder for Actual ROIC Goal]	50%
[Placeholder for Actual ROIC Goal]	0%

Target Average ROIC: [INSERT HERE]
Target Average ROE: [INSERT HERE]

By Participant’s signature below, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

THE NEW HOME COMPANY INC.	PARTICIPANT
By:
Name:	[Participant Name]
Title:

3 NTD: Range of performance is 80%-120%.

2

Exhibit A

PERFORMANCE AWARD AGREEMENT

Article I.

general

1.1     Defined Terms. Wherever the following terms are used in this Agreement they shall have the meanings specified below, unless the context clearly indicates otherwise. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.

(a)     “Adjusted Net Operating Profit After Tax” is calculated in the manner set forth on Annex A hereto.

(b)     “Average Invested Capital” for a particular year is calculated in the manner set forth on Annex A hereto.

(c)     “Average ROE” shall mean the sum of the Company’s Return on Equity for each year of the Performance Period, calculated as the Company’s net income divided by the average of the shareholders’ equity at the beginning of such year and the end of such year, divided by two; where such net income is calculated in accordance with GAAP, subject at all times to adjustment pursuant to Section 5.2 and the Plan.

(d)     “Average ROIC” shall mean the sum of the Company’s Return on Invested Capital for each year of the Performance Period, calculated as the Company’s Adjusted Net Operating Profit After Tax divided by Average Invested Capital of each such year, divided by two, subject at all times to adjustment pursuant to Section 5.2 and the Plan.

(e)      “Cause” shall have the meaning provided in an applicable employment or other service agreement between the Company (or its Subsidiaries or affiliates) and the Participant if such an agreement exists and contains a definition of Cause, or, if no such agreement exists or such agreement does not contain a definition of Cause, then Cause shall mean the occurrence of any of the following conditions:

(i)     conviction or plea of guilty or nolo contendere to a charge of commission of a felony or a misdemeanor involving moral turpitude;

(ii)     the commission of dishonest, fraudulent or deceptive acts or practices in connection with Participant’s status as a Service Provider that are materially injurious to the Company, monetarily or otherwise;

(iii)     Participant’s material breach of any Company policy; or

(iv)     Participant’s ongoing willful refusal to follow the proper and lawful directions of the Company after a written demand for substantial performance is delivered to Participant by the Company that specifically identifies the manner in which the Company believes that Participant has refused to follow its instructions and Participant’s failure to cure such refusal not later than 30 days following his or her receipt of such notice.

For purposes of this definition, no act, or failure to act, on the part of Participant shall be considered “willful” unless it is done, or omitted to be done, by Participant in bad faith or without reasonable belief that Participant’s action or omission was in the best interests of the Company.

(f)     “Disability” shall mean the Participant’s absence for a period of 120 consecutive business days or 180 days in a 365 day period as a result of incapacity due to a physical or mental condition, illness or injury, such determination to be made by a physician mutually acceptable to the Company and the Participant or the Participant’s legal representative (such acceptance not to be unreasonably withheld) after such physician has completed an examination of the Participant.

(g)     “GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied in a manner consistent with that used in preparing the audited consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission.

(h)     “Good Reason” shall mean “Good Reason” as defined in an applicable employment or other service agreement between the Company (or its Subsidiaries or affiliates) and the Participant if such an agreement exists and contains a definition of Good Reason, or, if no such agreement exists or such agreement does not contain a definition of Good Reason, then Good Reason shall mean Participant’s resignation of employment within six (6) months after the date on which Participant knows or reasonably should know of the initial existence of one or more of the following events, if taken without the express written consent of Participant, which remains uncured thirty (30) days after the Participant’s delivery of written notice to the Company, which notice shall be provided by Participant within ninety (90) days after Participant knows or reasonably should know of the circumstances constituting Good Reason: (i) a material diminution in Participant’s base salary in effect immediately prior to such reduction; (ii) a material diminution in Participant’s authority, duties or responsibilities; and (iii) requiring Participant to move his or her principal place of employment to a location more than thirty (30) miles outside of the location as of the Grant Date.

(i)     “Performance Goals” shall mean Average ROIC and Average ROE, each of which shall be measured with respect to the Performance Period.

(j)     “Performance-Vest” means that, with respect to the applicable portion of the Performance Award, the applicable Performance Goal has been achieved.

(k)     “Qualifying Termination” shall mean a Separation from Service (i) by the Company without Cause, (ii) by the Participant for Good Reason, (iii) by the Participant due to Retirement, or (iv) due to the Participant’s death or Disability.

(l)     “Retirement” shall mean the Participant’s Separation from Service, other than as a result of Participant’s death or termination by the Company for Cause, on or after the first anniversary of the Start Date and the Participant has (i) attained at least 65 years of age, and (ii) completed at least five consecutive years of service as an employee of the Company.

(m)     “Separation from Service” shall mean the Participant’s “separation from service” from the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code.

(n)     “Vest” or “Vested” means that, with respect to the Performance Award, both (i) the applicable portion of the Performance Award has Performance-Vested and (ii) the continued service condition has been satisfied.

(o)     “Vesting Date” shall mean the date on which the Earned Performance Award (or portion thereof) becomes Vested.

1.2     Incorporation of Terms of Plan. The Performance Award is subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.

Article II.
PERFORMANCE Award

2.1     Grant of Performance Award. As of the grant date set forth in the Grant Notice (the “Grant Date”), the Company has granted Participant a Performance Award entitling Participant to receive a cash payment in an amount based upon the Company’s attainment, during the Performance Period, of the Performance Goals set forth in the Grant Notice, and satisfaction of continued status as a Service Provider requirements, as set forth in Sections 3.1-3.3 hereof.

2.2     Unsecured Promise. The Performance Award will at all times prior to settlement, represent an unsecured Company obligation payable only from the Company’s general assets.

Article III.
VESTING; forfeiture AND PAYMENT

3.1     Performance-Based Right to Payment

(a)     Subject to Sections 3.2 and 3.3 hereof, the portion of the Performance Award that Performance-Vests shall be determined as of the End Date based on the Company’s achievement of the Performance Goals, as set forth in the Grant Notice, subject to the Participant’s continued status as a Service Provider through the End Date. The Administrator shall determine the Company’s achievement of the Performance Goals after the End Date, but no later than the Determination Date.

(b)     One-half of the Earned Performance Award shall Vest on each of the End Date (rounding up to the nearest whole number) and the first anniversary of the End Date, subject to the Participant’s continued status as a Service Provider through the applicable date. The period from the End Date through the first anniversary of the End Date is referred to herein as the “Time-Vesting Period”, and the portion of the Earned Performance Award that remains outstanding during the Time-Vesting Period and is eligible to Vest on the first anniversary of the End Date is referred to herein as the “Time-Vesting Portion”.

3.2     Change in Control. Notwithstanding Section 3.1 hereof, and subject to Sections 3.3 hereof:

(a)     In the event that a Change in Control occurs at any time prior to the End Date, the Participant is a Service Provider as of immediately prior to such Change in Control:

(i)     And the Performance Award is not continued or assumed by the Company, or a successor entity or its parent or subsidiary (an “Assumption”), in connection with such Change in Control, then the Performance Award shall Vest and become payable hereunder as of immediately prior to such Change in Control with respect to an amount equal to the Target Performance Award amount.

(ii)     And an Assumption of the Performance Award occurs in connection with such Change in Control, then the Target Performance Award amount shall Performance-Vest as of the Change in Control, and thereafter one-half of such Target Performance Award amount shall remain outstanding and eligible to Vest on each of the End Date and the first anniversary of the End Date, subject to Participant’s continued status as a Service Provider through the applicable date (and any portion of the Performance Award that does not Performance-Vest shall be forfeited as of immediately prior to such Change in Control).

(b)     In the event that a Change in Control occurs at any time during the Time-Vesting Period, and the Participant is a Service Provider as of immediately prior to such Change in Control:

(i)     And an Assumption of the Performance Award does not occur in connection with such Change in Control, then the Time-Vesting Portion shall Vest and become payable hereunder as of immediately prior to such Change in Control.

(ii)     And an Assumption of the Performance Award occurs in connection with such Change in Control, then the Time-Vesting Portion shall remain outstanding and eligible to Vest on the first anniversary of the End Date, subject to Participant’s continued status as a Service Provider through such date.

3.3     Termination. Notwithstanding Section 3.1 hereof:

(a)     In the event that the Participant experiences a Qualifying Termination prior to the End Date or during the Time-Vesting Period, in either case, due to a termination by the Company without Cause or by the Participant for Good Reason, in either case, prior to a Change in Control or due to the Participant’s death or Disability, then the portion of the Performance Award that Vests and becomes payable hereunder as of the termination date shall equal the product of (i) in the case of a Qualifying Termination prior to the End Date, (x) the Target Performance Award value, multiplied by (y) the Prorated Performance Fraction; and (ii) in the case of a Qualifying Termination during the Time-Vesting Period, (A) the Time-Vesting Portion, multiplied by (B) the Prorated Time-Vesting Fraction.

(b)     In the event that the Participant experiences a Qualifying Termination due to Retirement prior to the End Date, then:

(i)     If a Change in Control does not occur during the Performance Period, then the Performance Award shall remain outstanding and eligible to Vest on the End Date with respect to an amount equal to the product of (x) the portion of the Performance Award that Performance-Vests pursuant to Section 3.1(a) hereof, based on the Company’s achievement of the Performance Goals as of the End Date, multiplied by (y) the Prorated Performance Fraction.

(ii)     If a Change in Control occurs after such Qualifying Termination and prior to the End Date, then the portion of the Performance Award shall Vest as of immediately prior to such Change in Control with respect to an amount equal to the product of (x) the Target Performance Award amount, multiplied by (y) the Prorated Performance Fraction.

(iii)     If a Change in Control occurs prior to such Qualifying Termination, and the Performance Award is converted into a time-vesting award pursuant to Section 3.2(a)(ii), then a portion of the Performance Award shall Vest as of such Qualifying Termination in an amount equal to the product of (x) the Target Performance Award amount, multiplied by (y) the Prorated Performance Fraction.

(c)     In the event that the Participant experiences a Qualifying Termination due to Retirement during the Time-Vesting Period, then the Time-Vesting portion shall Vest as of such Qualifying Termination with respect to an amount equal to the product of (x) the Time-Vesting Portion and (y) the Prorated Time-Vesting Fraction.

(d)     In the event that the Participant experiences a Qualifying Termination due to a termination by the Company without Cause or by the Participant for Good Reason, in either case, on or following a Change in Control, and (i) the Performance Award was converted into a time-vesting award pursuant to Section 3.2(a)(ii) in connection with such Change in Control, then the Target Performance Award amount shall Vest upon the date of termination or (ii) the Change in Control occurred during the Time-Vesting Period such that the Time-Vesting Portion remains outstanding and eligible to Vest thereafter pursuant to Section 3.2(b)(ii), then the Time-Vesting Portion shall Vest upon the date of termination.

3.4     Forfeiture.

(a)     Termination of Service.

(i)     In the event that the Participant experiences a Separation from Service that is not a Qualifying Termination prior to the End Date or during the Time-Vesting Period, the Performance Award, shall thereupon automatically be forfeited, to the extent not Vested, by the Participant as of the date of termination, and the Participant’s rights in any corresponding portion of the Performance Award shall thereupon lapse and expire.

(ii)     Any portion of the Performance Award that does not become Vested in connection with a Qualifying Termination shall thereupon automatically be forfeited by the Participant as of the date of termination (or Change in Control if applicable under Section 3.3), and the Participant’s rights in any such portion of the Performance Award shall thereupon lapse and expire.

(b)     Failure to Achieve Performance Goals. Except as set forth in Sections 3.2 and 3.3, any outstanding portion of the Performance Award that does not Performance-Vest due to the failure by the Company to achieve the Performance Goals (in whole or in part) shall automatically be forfeited by the Participant as of the End Date, and the Participant’s rights in any payment with respect to such portion of the Performance Award shall thereupon lapse and expire.

3.5     Payment. An amount equal to the portion of the Performance Award that Vests will be paid in cash as soon as administratively practicable after applicable Vesting Date, but in no event more than 70 days after such date. Notwithstanding the foregoing, the exact payment date shall be determined by the Company in its sole discretion (and the Participant shall not have a right to designate the time of payment) and any such payment made pursuant to Sections 3.2 and 3.3 above in the event of a Change in Control shall be made or deemed made immediately preceding and effective upon the occurrence of such Change in Control. Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)), provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”).

Article IV.
TAXATION AND TAX WITHHOLDING

4.1     Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Performance Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

4.2     Tax Withholding.

(a)     The Company has the right and option, but not the obligation, to treat Participant’s failure to provide timely payment in accordance with the Plan of any withholding tax arising in connection with the payment of the portion of the Performance Award that Vests as Participant’s election to satisfy all or any portion of the withholding tax by requesting the Company withhold an amount of cash sufficient to satisfy the applicable tax withholding obligation from such payment.

(b)     To the extent that any Federal Insurance Contributions Act tax withholding obligations arise in connection with the Performance Award prior to the applicable Vesting Date, the Administrator shall accelerate the payment of a portion of the Performance Award sufficient to satisfy (but not in excess of) such tax withholding obligations and any tax withholding obligations associated with any such accelerated payment, and the Administrator shall withhold such amounts in satisfaction of such withholding obligations.

(c)     Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the Performance Award, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the Performance Award. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of any portion of the Performance Award. The Company and the Subsidiaries do not commit and are under no obligation to structure the Performance Award to reduce or eliminate Participant’s tax liability.

4.3     Section 409A.

(a)     General. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A, including without limitation any such regulations or other guidance that may be issued after the effective date of this Agreement. Notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that the Performance Award (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify the Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for the Performance Award to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

(b)     Potential Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no amounts shall be paid to the Participant under this Agreement during the six-month period following the Participant’s Separation from Service to the extent that the Administrator determines that the Participant is a “specified employee” (within the meaning of Section 409A) at the time of such Separation from Service and that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes), the Company shall pay to the Participant in a lump-sum all amounts that would have otherwise been payable to the Participant during such six-month period under this Agreement.

Article V.
other provisions

5.1     Administration. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan and this Agreement as are consistent therewith and to interpret, amend or revoke any such rules. Without limiting the generality of the foregoing, all determinations, interpretations and assumptions relating to the calculation and vesting of the Performance Award (including, without limitation, determinations, interpretations and assumptions with respect to Average ROE and Average ROIC) shall be made by the Administrator. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon the Participant, the Company and all other interested persons.

5.2     Adjustments. Participant acknowledges that the Performance Award and the Performance Goals are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan. The Administrator shall also have the exclusive authority, in its reasonable discretion, to make proper adjustments and/or modifications to one or more Performance Goals in the event of any extraordinary, unusual or infrequent events or occurrences, or changes in accounting principles or Applicable Laws, affecting a Performance Goal that the Administrator determines have an unintended effect on the calculation of the Performance Goals.

5.3     Other Stock or Cash Based Awards. This Performance Award shall constitute an Other Stock or Cash Based Award for purposes of the Plan.

5.4     Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

5.5     Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

5.6     Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

5.7     Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

5.8     Clawback. This Performance Award shall be subject to any clawback or recoupment policy currently in effect or as may be adopted by the Company, as may be amended from time to time.

5.9     Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, then the Plan, the Grant Notice, this Agreement and the Performance Award will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

5.10    Entire Agreement; Amendment. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing and signed by the parties to this Agreement.

5.11    Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

5.12    Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Performance Award, and rights no greater than the right to receive payment as a general unsecured creditor with respect to the Performance Award, as and when paid pursuant to the terms of this Agreement.

5.13    Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

5.14    Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

* * * *

Annex A

“Adjusted Net Operating Profit After Tax” is calculated as follows in a manner consistent with the Company’s preparation of its financial statements:

Pretax income

Add back: Impairments & Abandonments

Add back: Severance Charges

Add back: Joint venture impairments

Add back: Debt Refinance Charges

Add back: Interest in Cost of Sales

Less: Other one-time gains

= Adj. Pretax Income

Less: 30% Standard Corporate Tax Rate

= Adjusted Net Operating Profit After Tax

“Average Invested Capital” is calculated as follows in a manner consistent with the Company’s preparation of its financial statements:

Shareholder’s Equity

Add: Debt

Less: Unrestricted Cash

= Net Invested Capital

The sum of the Net Invested Capital for the end of each quarter-end beginning with the quarter ending immediately prior to the start of the year in the Performance Period and ending on the last day of such year in the Performance Period divided by five (i.e. the average of 12/31/2020, 3/31/2021, 6/30/2021, 9/30/2021, and 12/31/2021)

= Average Invested Capital